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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 24, 2004

                                 ---------------


                          HOME INTERIORS & GIFTS, INC.
             (Exact name of registrant as specified in its charter)


             TEXAS                              333-62021                      75-0981828
(State or other jurisdiction of         (Commission file number)            (I.R.S. Employer
 incorporation or organization)                                            Identification No.)



                            1649 FRANKFORD ROAD WEST
                          CARROLLTON, TEXAS 75007-4605
                    (Address of principal executive offices)


       Registrant's Telephone Number, Including Area Code: (972) 695-1000

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
ITEM 9.  REGULATION FD DISCLOSURE

           On February 24, 2004, Home Interiors & Gifts, Inc. (the "Company") entered into a commitment letter with two financial institutions pursuant to which the Company intends to refinance loans outstanding under its existing senior credit facility. The financial institutions' commitments to make such facilities available to the Company are subject to conditions precedent that are customary for a financing of this type. Pursuant to the commitment letter, the financial institutions named therein have committed to provide the Company with a term loan facility of up to $320 million and a $50 million revolving credit facility (which represents an increase over the Company's existing term loan and revolving credit facilities of $168.7 million and $30.0 million, respectively). It is anticipated that the proceeds of the new term loan and revolving credit facilities will be used (i) to refinance the Company's existing senior debt, including partial year interest thereon (approximately $169.8 million), (ii) to repurchase all or a portion of the Company's outstanding convertible preferred stock (approximately $139.0 million), (iii) for general working capital purposes (approximately $2.0 million) and (iv) to pay transaction fees and expenses (approximately $9.2 million) The Company's outstanding preferred stock is currently held by affiliates of the Company's controlling shareholders. On a pro forma basis after giving effect to the refinancing as currently contemplated and the anticipated use of the proceeds from the refinancing, as of December 31, 2003, the Company would have had approximately $474.6 million in total debt (as compared to approximately $323.2 million in total debt as of December 31, 2003 on an actual basis).

           In connection with the proposed credit agreement refinancing, the Company will be providing certain selected financial data to institutions that may participate, as lenders, in the new credit facility.

FORWARD LOOKING INFORMATION

           This release contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Home Interiors & Gifts actual results to be materially different from any future results expressed or implied by such forward-looking statements. In some cases, forward-looking statements are identified by terminology such as "may," "will", "should," "expects," "plans", "anticipates," "believes," "estimates", "predicts," "potential," or "continue," or the negative of such terms or other comparable terminology. All of these forward-looking statements are based on estimates and assumptions made by management of Home Interiors & Gifts which, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such statements. Neither Home Interiors & Gifts nor any other person assumes responsibility for the accuracy and completeness of such statements.

REPORTED RESULTS

           Net sales were $617.4 million for the year ended December 31, 2003. This amount is an increase of $42.9 million or 7.5% over net sales from the year ended December 31, 2002. Gross profit for the year ended December 31, 2003 increased to $329.2 million, a $6.5 million or 2.0% increase from the year ended December 31, 2002. Although gross profit increased, operating income declined 8.5% or $7.2 million from $84.8 million for the year ended December 31, 2002 to $77.6 million for the year ended December 31, 2003. The decline in operating income was due to an increase in selling, general and administrative expenses of $13.7 million or 5.7% from prior year. The Company ended the year with a net income of $32.4 million, a 9.2% decrease from net income reported at December 31, 2002.

           As of December 31, 2003, the Company had $36.6 million in cash and cash equivalents and approximately $323.2 million in total debt, as compared to $68.1 million and $344.9 million, respectively, for the year ended December 31, 2002.

SELECTED DATA

           The following table is intended to highlight certain consolidated financial information for years ended December 31 (in thousands):


                                                                    2003
                                                    2002          UNAUDITED
                                               --------------- ----------------
    Net sales.............................     $     574,499   $     617,444
    Gross profit..........................           322,751         329,211
    Net income............................            35,648          32,361
    Adjusted EBITDA(1)....................           106,473         105,288
    Interest expense......................            27,497          27,506
    Capital expenditures..................            14,168          14,561
    Cash..................................            68,111          36,636
    Total assets..........................           234,593         235,923
    Total debt............................           344,916         323,238

--------------
(1) See below for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Net Income.

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
           The following table is intended to highlight certain segment information for years ended December 31 (in thousands):

                                    DIRECT          DIRECT
                                    SELLING         SELLING
                                    DOMESTIC     INTERNATIONAL     DOMISTYLE     ELIMINATIONS      CONSOLIDATED
                                  ------------- ---------------- -------------- ---------------- -----------------
 2002
 Net sales to non-affiliates...   $   528,710   $       36,723   $    9,187      $       (121)     $   574,499
 Net sales to affiliates.......        17,173               --      136,149          (153,322)              --

 2003 (UNAUDITED)
 Net sales to non-affiliates...   $   525,479   $       61,629   $   30,336      $         --      $   617,444
 Net sales to affiliates.......        28,950               --      145,801          (174,751)              --


           The following table is intended to highlight certain domestic displayer information for years ended December 31:

                                                     2002            2003
                                               --------------- ----------------

   Numbers of orders shipped.................        926,934       1,067,671
   Average order size........................  $         570   $         492
   Active displayers at end of period........         64,500          70,800
   Average active displayers.................         62,000          66,500


NON-GAAP MEASURES

     The Company measures the ability to incur and service debt and evaluates the business performance based upon earnings before taxes, effects of SAB 101, depreciation and amortization, reorganization costs, non-cash expense for stock options, losses on debt restructure, gains or losses on disposition of assets, and other income expense (defined as "Adjusted EBITDA"). In addition, the Company uses Adjusted EBITDA as a performance measure due to the Company's required compliance with certain financial covenants contained in its senior credit facility. Adjusted EBITDA is a financial measure that is not prepared in accordance with accounting principles generally accepted in the United States, and may be different from non-GAAP financial measures used by other companies. Adjusted EBITDA, as defined, should not be considered in isolation, as a substitute for net income, cash flows from operations or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity.

     The following table represents a reconciliation of consolidated net income to Adjusted EBITDA, as defined, for the years ended December 31 (in thousands):

                                                                    2003
                                                    2002          UNAUDITED
                                                -------------   -------------

   Net income................................   $      35,648   $      32,361
   Effect of SAB 101.........................          (1,003)            395
   Depreciation and amortization.............          11,715          15,663
   Loss on debt restructure..................           7,188              --
   (Gain) loss on disposition of assets......            (361)            108
   Stock option expense......................           1,267           4,207
   Reorganization costs......................           2,892           7,330
   Interest expense and other, net...........          28,464          28,276
   Income tax provision .....................          20,663          16,948
                                                -------------   -------------
   Adjusted EBITDA...........................   $     106,473   $     105,288
                                                =============   =============


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
                                    SIGNATURE

           Pursuant to the requirements of the Securities and Exchange Act of 1934. The registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                          HOME INTERIORS & GIFTS, INC.

Date: February 27, 2004                   By: /s/ Kenneth J. Cichocki
                                              ---------------------------------
                                              Kenneth J. Cichocki
                                              Sr. Vice-President of Finance
                                              and Chief Financial Officer





















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